CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated June 27, 2016 relating to the financial statements and financial highlights which appears in the April 30, 2016 Annual Reports to Shareholders of the Nuveen All-American Municipal Bond Fund and Nuveen High Yield Municipal Bond Fund (each a series of Nuveen Municipal Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chicago, Illinois

June 28, 2016